Contact: Amy Bradley, Director of Public Affairs

               814-534-3121 abradle@conemaugh.org

FOR IMMEDIATE RELEASE:

Exceptional Parent Magazine relocates to Johnstown, Pennsylvania

Partners with Memorial Medical Center’s InforMedx Group

Johnstown, PA (September 27, 2004) – The nation’s oldest and most widely read special needs publication is getting ready to call Johnstown home.

“We are very pleased to announce that Exceptional Parent magazine will be relocating to downtown Johnstown,” says Joseph M. Valenzano, Jr., President, CEO and Publisher of the 33-year-old international award-winning publication. “When the Conemaugh Health System’s Regional Technology Complex is complete, Exceptional Parent will join the InforMedx Group in becoming one of the first tenants.”

Exceptional Parent magazine is a monthly publication that focuses on providing information and support for the special needs community. The magazine has a readership of more than 500 thousand people--including parents, families, physicians and professionals who are involved in the care and development of children and adults with chronic disorders, disabilities and special health care needs.

“Exceptional Parent is more than a magazine; it is a mission,” says Valenzano. “EP provides proprietary, need-to-have information that is useful to parents, families and caregivers as well as teachers, physicians and allied health care professionals. In addition, over the past 33 years we have developed long-term strategic alliances with virtually every major professional medical society and lay organization serving the disabled.”

In addition to the magazine, Exceptional Parent Inc., provides resources, conferences, programming and educational opportunities for healthcare professionals in the special needs field. Now EP will joint venture with the InforMedx Group to provide a series of continuing medical education (CME) programs on line covering a wide array of subjects such as mitochondrial and metabolic disorders, comprehensive newborn screening, Post-Polio Syndrome, spastictiy management, pain management in the disabled child and adult, managing and controlling complex seizure disorders, diagnosing and treating movement disorders, the spectrum of autistic disorders, understanding ADD/ADHD; Lysosomal Storage Disorders, and many others.

“Plans are for Exceptional Parent to join us in the Regional Technology Complex so we can work together to bring high-tech, electronic versions of distance learning to physicians and healthcare professionals across the world,” says Tom Kurtz, Vice President of Clinical Services and Special Projects at Memorial Medical Center. “This way we can take advantage of the talent and clinical expertise of our physicians and staff at the John P. Murtha Neuroscience and Pain Institute and other programs throughout the Conemaugh Health System.”

Exceptional Parent will initially bring five employees to the Johnstown area with their relocation, and they hope to hire an additional five employees in the immediate future.

“We are very excited about our move and this new joint venture,” says Valenzano. “There is great potential to bring new ideas, new opportunities and new credible education and resources to the professional community who strive to improve the lives of those with special needs. And, we are impressed with the community and the outreach they have provided to us…we feel wanted and needed, and that is an awfully good feeling. We feel a part of Johnstown already!”

Editor’s Note:

Mr. Valenzano and other leaders of Exceptional Parent will be in Johnstown and available for media interviews on Wednesday, September 29, from 11:30 a.m. to 2 p.m.

Please call the Public Affairs office at 534-9124 to schedule an interview.